Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2020, relating to the financial statements of Precigen, Inc. and the effectiveness of Precigen, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Precigen, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Baltimore, Maryland
June 22, 2020